NEUBERGER BERMAN EQUITY FUNDS
                                  ADVISOR CLASS
                       DISTRIBUTION AND SERVICES AGREEMENT

                                   SCHEDULE A

      The Series currently subject to this Agreement are as follows:

      Neuberger Berman Focus Fund
      Neuberger Berman Genesis Fund
      Neuberger Berman Guardian Fund
      Neuberger Berman Manhattan Fund
      Neuberger Berman Partners Fund









DATED:  December 16, 2000